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                                                                    EXHIBIT 99.1

[COLLINS & AIKMAN LOGO]                                             NEWS RELEASE


FOR IMMEDIATE RELEASE
---------------------
November 9, 2004


           COLLINS & AIKMAN ANNOUNCES THIRD QUARTER FINANCIAL RESULTS

TROY, MICH. -- Collins & Aikman Corporation (C&A) (NYSE:CKC) today reported results for the third quarter and nine months ended September 30, 2004. The company reported third quarter 2004 net sales of $864.8 million. The company reported a loss of 67 cents per share in the third quarter of 2004, which included after-tax charges for restructuring and long-lived asset impairments and loss on early extinguishment of debt of $25.1 million (or 30 cents per share). In the comparable 2003 quarter, the company had a loss of 38 cents per share, which included after-tax charges for restructuring and long-lived asset impairments of $16.0 million (or 19 cents per share).

Commenting on the company's third quarter operating results, David A. Stockman, C&A Chairman and CEO, stated, "For the fifth consecutive quarter our EBITDA performance, excluding restructuring and impairment charges, was up from the prior year on a comparable basis. This was achieved despite the headwinds from increased commodity costs and OEM production cuts. The savings from the restructuring program that began in the third quarter of 2003 has generated significant fixed cost reductions."

The third quarter 2004 pre-tax restructuring charge of $9.0 million included costs associated with additional actions to right-size the company's overhead structure, further reduce salaried headcount and streamline the senior management team on a worldwide basis. This restructuring initiative is expected to further reduce the company's cost structure by approximately $20 million when fully implemented. During the third quarter of 2004, the company also recognized $10.3 million of impairments of long-lived assets primarily related to plant closings.

For the nine months ended September 30, 2004, the company reported sales of $2,968 million compared to $2,971 million for the comparable period of 2003. The company also reported a net loss of $108.6 million or $1.30 per share, which included $61.7 million (or 74 cents per share) of after-tax charges for restructuring and long-lived asset impairments and loss on early extinguishment of debt. For the comparable 2003 period, the net loss was $47.6 million or 57



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cents per share, which included after-tax charges for restructuring and long-lived asset impairments of $33.1 million (or 40 cents per share).

Collins & Aikman's net debt, including outstandings under an off-balance sheet accounts receivable facility, was $1,552 million at September 30, 2004. During the third quarter of 2004, the company completed the refinancing of its senior subordinated debt and senior credit facilities.

EBITDA Discussion
EBITDA was $48.7 million for the third quarter of 2004, which was reduced by charges of $9.0 million for restructuring and $10.3 million for the impairment of long-lived assets. The third quarter 2003 EBITDA was $41.9 million, which was reduced by charges of $21.9 million for restructuring and $2.2 million for the impairment of long-lived assets. EBITDA was $178.2 million for the nine months ended September 30, 2004, which was reduced by charges of $28.9 million for restructuring and $40.7 million for impairment of long-lived assets. EBITDA for the nine months ended September 30, 2003 was $172.8 million, which was reduced by charges of $26.8 million for restructuring and $21.1 million for the impairment of long-lived assets. A reconciliation of our EBITDA, a non-GAAP financial measure, to U.S. GAAP loss from continuing operations, our most comparable GAAP figure, is set out in the attached EBITDA reconciliation schedule. The company believes that EBITDA is a meaningful measure of performance as it is commonly utilized in the industry to analyze operating performance. EBITDA should not be construed as income from operations, net income (loss) or cash flow from operating activities as determined by generally accepted accounting principles. Other companies may calculate EBITDA differently.

New Business Wins
During the third quarter of 2004, Collins & Aikman continued to achieve good progress on increasing new business by adding $140 million of annual newly booked business. This brings the last-twelve-months' total to over $900 million. These programs begin with model years incepting 2005 to 2007. Business wins during the quarter included content on vehicles including Big 3 SUV's, a Big 3 compact car, Transplant SUV's and a European sedan. The content on these vehicles includes products from the plastics and soft-trim divisions of the company.

2004 Outlook
Primarily due to lower third and fourth quarter Big 3 NAFTA production, we now expect our full year 2004 sales to be approximately $3,875 million, reflecting a $25 million decline from plan in the third quarter and an approximate $100 million reduction in fourth quarter revenue. 2004 full


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year EBITDA before restructuring and impairment charges is now projected at $335 million to $345 million, reflecting approximately $25 million in lower contribution margin on reduced third and fourth quarter sales, with additional cost savings off-setting expected commodity price increases. After approximately $150 million of depreciation and amortization charges, operating earnings before restructuring and impairment charges are projected to be $185 million to $195 million. Earnings per share before restructuring and impairment charges and loss on early extinguishment of debt is now projected at a loss of $0.60 to $0.65 per common share. Full year 2004 capital spending levels are now projected at approximately $155 million (net of equipment leasing).


The company will hold a briefing with automotive institutional investors and security analysts, news media representatives and other interested parties, including its security holders, at 10:00 a.m. EST on Tuesday, November 9, 2004 to discuss its third quarter results and other matters. To participate by phone, please dial (973) 582-2745. The briefing will also be audio webcast, on our website at: www.collinsaikman.com/investor/confcalls.html. A slide presentation will also be used in conjunction with this teleconference and will be available on the company's website.

Collins & Aikman Corporation, a Fortune 500 company, is a global leader in cockpit modules and automotive floor and acoustic systems and a leading supplier of instrument panels, automotive fabric, plastic-based trim and convertible top systems. The company's current operations span the globe through 16 countries, more than 100 facilities and nearly 24,000 employees who are committed to achieving total excellence. Collins & Aikman's high-quality products combine superior design, styling and manufacturing capabilities with NVH "quiet" technologies that are among the most effective in the industry. Information about Collins & Aikman is available on the Internet at http://www.collinsaikman.com.

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from the anticipated results because of certain risks and uncertainties, including but not limited to conditions affecting the markets and industry within which we operate, including declines in North American, South American and European automobile and light truck builds, our dependence on significant automotive customers, the level of competition in the automotive supply industry and pricing pressures from automotive customers, fluctuations in the productions of vehicles for which we are a supplier, changes in the popularity of particular cars and interior trim programs, labor costs and strikes at our major customers and at our facilities and risks associated with doing business in foreign countries; the adequacy of our liquidity and capital resources and required capital expenditures; our high debt levels and our ability to obtain financing and service or refinance our debt, uncertainty regarding our future operating results, prevailing levels of interest rates and other factors detailed in the company's filings with the Securities and Exchange Commission.


CONTACT: BRYCE KOTH                             ROBERT A. KRAUSE
         CHIEF FINANCIAL OFFICER                SR. VP-- FINANCE & ADMIN.
         (248) 824-1520                         HEAD OF INVESTOR RELATIONS
         BRYCE.KOTH@COLAIK.COM                  (248) 733-4355
                                                ROBERT.KRAUSE@COLAIK.COM




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                          COLLINS & AIKMAN CORPORATION
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (Unaudited)


                                                THREE MONTHS ENDED               NINE MONTHS ENDED
                                                   SEPTEMBER 30,                   SEPTEMBER 30,
                                           -------------------------       --------------------------
                                             2004            2003            2004             2003
                                           ---------       ---------       ---------        ---------
                                                     (IN MILLIONS, EXCEPT PER SHARE DATA)
Net sales                                  $   864.8       $   902.2       $ 2,967.5        $ 2,970.8

Cost of goods sold                             800.8           812.1         2,687.7          2,658.3
                                           ---------       ---------       ---------        ---------
Gross profit                                    64.0            90.1           279.8
                                                                                                312.5

Selling, general and administrative
     Expenses                                   35.2            57.7           144.7            193.0
Restructuring charges                            9.0            21.9            28.9             26.8
Impairment of long-lived assets                 10.3             2.2            40.7             21.1
                                           ---------       ---------       ---------        ---------
Operating income                                 9.5             8.3            65.5             71.6

Net interest expense                           (46.9)          (37.8)         (127.4)          (111.3)
Interest from subsidiary preferred
     stock dividends                           (10.5)           (9.2)          (30.5)           (22.4)
Interest from subsidiary preferred
     stock accretion                            (0.6)           (0.4)           (1.6)            (4.8)
Loss on sale of receivables                     (2.4)           (1.8)           (7.2)            (4.5)
Loss on early extinguishment of debt           (18.8)             --           (20.3)              --
Other income (expense), net                      0.7             0.2            (4.1)            23.9
                                           ---------       ---------       ---------        ---------
Loss from continuing operations
      before income taxes                      (69.0)          (40.7)         (125.6)           (47.5)
Income tax benefit (expense)                    13.4             8.6            17.0             (0.1)
                                           ---------       ---------       ---------        ---------

Net (loss) income                          $   (55.6)      $   (32.1)      $  (108.6)       $   (47.6)
                                           =========       =========       =========        =========

Net loss per basic and diluted             ---------       ---------       ---------        ---------
       common share data:  Total           $   (0.67)      $   (0.38)      $   (1.30)       $   (0.57)
                                           =========       =========       =========        =========
Basic and diluted shares outstanding            83.6            83.6            83.6             83.6
                                           =========       =========       =========        =========



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                                COLLINS & AIKMAN
                      CONDENSED CONSOLIDATED BALANCE SHEETS



                                                              SEPTEMBER 30,   DECEMBER 31,
                                                                   2004           2003
                                                              -------------   ------------
                                                               (UNAUDITED)
                                                                      (IN MILLIONS)
                                   ASSETS

Current assets:
     Cash and equivalents                                     $         3.5   $       13.2
     Accounts and other receivables, net                              255.1          257.3
     Inventories                                                      178.8          169.4
     Other
                                                                      217.1          212.2
                                                              -------------   ------------
Total current assets                                                  654.5          652.1

Property, plant and equipment, net                                    806.0          834.1
Deferred tax assets                                                   206.0          178.1
Goodwill and other intangible assets, net                           1,424.2        1,430.0
Other assets                                                          106.0           96.9
                                                              -------------   ------------
Total assets                                                  $     3,196.7   $    3,191.2
                                                              =============   ============


                    LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities
     Short-term borrowings                                    $        25.3   $       16.0
     Current maturities of long-term debt and lease obl.                8.5           31.5
     Accounts payable                                                 636.3          638.9
     Accrued expenses                                                 225.1          238.9
                                                              -------------   ------------
Total current liabilities                                             895.2          925.3

Long-term debt and lease obligations                                1,361.2        1,237.7
Mandatorily redeemable preferred stock of subsidiary                  193.3          161.2
Other, including pensions and post-retirement
     Obligations                                                      404.6          423.4
Minority interest                                                       2.3            3.3

Stockholders' equity                                                  340.1          440.3
                                                              -------------   ------------
Total liabilities and stockholders' equity                    $     3,196.7   $    3,191.2
                                                              =============   ============





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                                COLLINS & AIKMAN
                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (unaudited)


                                                                     THREE MONTHS                      NINE
                                                                        ENDED                      MONTHS ENDED
                                                                     SEPTEMBER 30,                 SEPTEMBER 30,
                                                               -----------------------       -----------------------
                                                                 2004           2003           2004           2003
                                                               --------       --------       --------       --------
                                                                                   (IN MILLIONS)
Operating activities
     Net loss (income)                                         $  (55.6)      $  (32.1)      $ (108.6)      $  (47.6)
     Depreciation and amortization                                 39.2           33.6          112.7          101.2
     Other adjustments to net loss                                 16.0           (0.8)          62.1           40.8
     Changes in assets and liabilities                             15.3          (17.0)         (75.1)         (50.4)
                                                               --------       --------       --------       --------

Net cash flow provided by (used in) operating activities
                                                                   14.9          (16.3)          (8.9)          44.0
Investing activities
     Capital expenditures                                         (69.2)         (44.8)        (151.3)        (119.9)
     Sales of property, plant and equipment                        21.9           11.9           60.4           15.2

     Payments of acquisitions and related
          costs, net of cash acquired                              (3.2)          (4.7)          (3.2)         (37.8)

Financing activities
     Net increase (decrease) in debt                               26.3           36.8           92.7           38.2

Effect of exchange rate changes on cash                             1.8           (0.5)           0.6            1.5
                                                               --------       --------       --------       --------

Increase (decrease) in cash and equivalents                        (7.5)         (17.6)          (9.7)         (58.8)


Cash and equivalents at beginning of period                        11.0           40.1           13.2           81.3
                                                               --------       --------       --------       --------
Cash and equivalents at end of period                          $    3.5       $   22.5       $    3.5       $   22.5
                                                               ========       ========       ========       ========






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                                COLLINS & AIKMAN
               SUPPLEMENTAL DATA -- EBITDA RECONCILIATION SCHEDULE
                                   (unaudited)


                                                        THREE MONTHS                    NINE
                                                           ENDED                    MONTHS ENDED
                                                       SEPTEMBER 30,                SEPTEMBER 30,
                                                 ----------------------        ----------------------
                                                   2004           2003           2004           2003
                                                 -------        -------        -------        -------
                                                                     (IN MILLIONS)
Net loss                                         $ (55.6)       $ (32.1)       $(108.6)       $ (47.6)
Income tax (benefit) expense                       (13.4)          (8.6)         (17.0)           0.1
Net interest expense                                46.9           37.8          127.4          111.3
Loss on sale of receivables                          2.4            1.8            7.2            4.5
Interest from subsidiary preferred stock
     dividends and accretion                        11.1            9.6           32.1           27.2
Loss on early extinguishment of debt                18.8             --           20.3             --
Other expense (income), net                         (0.7)          (0.2)           4.1          (23.9)
                                                 -------        -------        -------        -------
Operating income                                 $   9.5        $   8.3        $  65.5        $  71.6
Depreciation and amortization                       39.2           33.6          112.7          101.2
                                                 -------        -------        -------        -------
EBITDA                                           $  48.7        $  41.9        $ 178.2        $ 172.8
                                                 =======        =======        =======        =======



Memo:

Restructuring charges                            $   9.0        $  21.9        $  28.9        $  26.8
Impairment of long-lived assets                     10.3            2.2           40.7           21.1
                                                 -------        -------        -------        -------
Total restructuring and impairment charges       $  19.3        $  24.1        $  69.6        $  47.9
                                                 =======        =======        =======        =======


This supplemental data presented above is a reconciliation of a certain financial measure which is intended to facilitate analysis of Collins & Aikman Corporation's business and operating performance.


EBITDA is defined as operating income plus depreciation and amortization. Management considers EBITDA to be a key measure of performance as it is commonly utilized in the industry to analyze operating performance. EBITDA should not be construed as income from operations, net income (loss) or cash flow from operating activities as determined by generally accepted accounting principles. Other companies may calculate EBITDA differently.




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